Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2011 SECOND QUARTER RESULTS
Cudahy, WI — August, 3 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today reported financial results for the three and six months ended June 30, 2011.
Roadrunner’s summary financial results for the three and six months ended June 30 are highlighted below. Results for the periods ended June 30, 2010 include a one-time loss on early extinguishment of debt of $15.9 million and $1.5 million of expenses related to our initial public offering in May 2010.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2011	2010	2011	2010

Total revenues	$208,271	$159,770	$379,429	$302,532

Net revenues (total revenues less purchased transportation costs)	$51,873	$35,334	$92,664	$67,429
Depreciation and amortization	1,053	766	1,882	1,617
Other operating expenses	38,333	25,077	70,716	49,141
IPO related expenses		1,500		1,500

Operating income	$12,487	$7,991	$20,066	$15,171

Net income (loss) available to common stockholders	$7,431	$(6,377)	$11,831	$(5,435)
Weighted average diluted shares outstanding	31,522	25,497	31,457	21,906
Diluted income (loss) per share available to common stockholders	$0.24	$(0.25)	$0.38	$(0.25)

2011 Second Quarter Results
In discussing second quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Strong performance across each of our business segments contributed to record quarterly operating income and earnings per share. Revenues increased 30.4% and net revenues expanded 46.8% from the prior year, resulting primarily from new customer growth, pricing initiatives, fuel increases, and the inclusion of our February 2011 acquisition of Morgan Southern. Excluding $1.5 million in IPO related costs that impacted our second quarter 2010 results, our operating income growth of 31.6% outpaced revenue growth despite the effects of higher fuel prices on revenues and operating costs.
LTL revenues increased $15.1 million, or 14.2%, from the prior year as the success of our yield and pricing initiatives drove an 11.3% improvement in revenue per hundredweight including fuel and 5.0% excluding fuel. New customer growth resulted in a tonnage increase of 2.7% over the prior year. Tonnage growth was flat mid-quarter as a result of sluggish freight demand, but rebounded slightly in the month of June to 4.6%. While we do not anticipate that overall economic conditions will improve significantly in the near term, we expect that our initiatives to penetrate new customers and expand into new geographic regions will continue to drive positive tonnage growth. Our LTL operating ratio improved sequentially to 93.7% in the second quarter from 95.2% in the first quarter, reflecting continued progress in mitigating the effects of rising truckload rates on linehaul costs. Excluding the impact of higher fuel costs on revenues and operating costs, our operating ratio in the second quarter of 2011 was equal with the prior year’s quarter, despite a 2.5% increase in linehaul cost per mile between the two quarters.
Truckload revenues grew by $31.1 million, or 82.7%, from the prior year. Revenues from Morgan Southern (acquired in early February) and Bruenger Trucking (acquired at the end of May) accounted for $19.5 million of the increase, with the balance of $11.6 million representing organic growth of 30.9%. The impact of these acquisitions and operating leverage associated with our revenue growth led to nearly a three-fold increase in our TL operating income and an improvement in our TL operating ratio to 93.8% from 96.1% in the second quarter of 2010.
For our TMS business, continued organic growth generated a $2.5 million, or a 15.2%, increase in revenues during the quarter and a 31.7% increase in operating income from the prior year. Operating income increased at a substantially greater rate as certain new customer growth was recorded on a net revenue basis since we did not take title to that freight.
Overall, our second quarter performance was very solid and we are optimistic about the opportunities we see for the balance of the year.”
2011 Second Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload brokerage (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

Our LTL revenues including fuel increased 14.2% to $121.4 million for the second quarter of 2011 from $106.3 million for the second quarter of 2010. LTL net revenues for the second quarter of 2011 were $29.4 million, or 24.2% of LTL revenues, compared to $26.8 million, or 25.2% of LTL revenues, for the second quarter of 2010. The decline in net revenue margin was a result of rising fuel prices while ongoing pricing initiatives more than offset a 2.5% increase in linehaul cost per mile from the second quarter of 2010. Collectively, the objective of our continuing yield and operating initiatives is to offset the impact of rising truckload rates on linehaul cost. LTL operating income was $7.7 million, or 6.3% of LTL revenues, for the second quarter of 2011 compared to $7.1 million, or 6.7% of revenues, for the second quarter of 2010.
Summary LTL operating statistics for the three and six months ended June 30 are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
	2011	2010	Change	2011	2010	Change

Operating ratio	93.7%	93.3%	0.4%	94.4%	93.8%	0.6%
Tonnage (in thousands of tons)	327.6	318.9	2.7%	612.4	599.5	2.1%
Shipments (in thousands)	490.2	473.9	3.4%	922.0	891.9	3.4%
Revenue per hundredweight (incl. fuel)	$18.18	$16.34	11.3%	$17.96	$16.23	10.7%
Revenue per hundredweight (excl. fuel)	$14.79	$14.09	5.0%	$14.79	$14.06	5.2%
Weight per shipment (lbs.)	1,337	1,346	(0.7%)	1,328	1,344	(1.2%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.21	2.5%	$1.23	$1.19	3.4%
Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with RRTS’ revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.
For the TL segment, revenues increased 82.7% to $68.7 million for the second quarter of 2011 from $37.6 million for the second quarter of 2010. The improvement was primarily due to increases in market pricing and load growth, the expansion of the company’s TL brokerage agent network, and the acquisitions of Morgan Southern and Bruenger Trucking. For the second quarter, Morgan Southern and Bruenger Trucking together contributed revenues of $19.5 million to the TL segment. Overall, TL net revenues for the second quarter of 2011 were $17.6 million, or 25.5% of TL revenues, compared to $4.3 million, or 11.4% of TL revenues, for the second quarter of 2010. TL operating income was $4.2 million, or 6.2% of TL revenues, for the second quarter of 2011 compared to $1.5 million, or 3.9% of revenues, for the second quarter of 2010.
For the TMS segment, revenues for the second quarter of 2011 increased 15.2% to $19.0 million from $16.5 million for the second quarter of 2010. TMS net revenues for the second quarter of 2011 were $4.9 million, or 25.8% of TMS revenues, compared to $4.3 million, or 25.9% of TMS revenues, for the second quarter of 2010. The improvement in TMS operating performance during the quarter was primarily attributable to new and existing customer growth. TMS operating income was $1.7 million, or 9.1% of TMS revenues, for the second quarter of 2011, compared to $1.3 million, or 7.9% of TMS revenues, for the second quarter of 2010.
Conference Call
A conference call is scheduled for Wednesday, August 3, 2011 at 4:15 p.m. Eastern Time. To access the conference call, please dial 866-203-3206 (U.S.) or 617-213-8848 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 27753651. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through August 10, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 62785307. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$208,271	$159,770	$379,429	$302,532
Operating expenses:
Purchased transportation costs	156,398	124,436	286,765	235,103
Personnel and related benefits	20,323	15,420	38,058	29,688
Other operating expenses	17,904	9,657	32,338	19,121
Depreciation and amortization	1,053	766	1,882	1,617
Acquisition transaction expenses	106	—	320	332
IPO related expenses	—	1,500	—	1,500

Total operating expenses	195,784	151,779	359,363	287,361

Operating income	12,487	7,991	20,066	15,171

Interest expense:
Interest on long-term debt	451	2,606	884	7,248
Dividends on preferred stock subject to mandatory redemption	50	50	100	100

Total interest expense	501	2,656	984	7,348

Loss on early extinguishment of debt	—	15,916	—	15,916

Income (loss) before provision for income taxes	11,986	(10,581)	19,082	(8,093)

Provision (benefit) for income taxes	4,555	(4,454)	7,251	(3,423)

Net income (loss)	7,431	(6,127)	11,831	(4,670)

Accretion of Series B preferred stock	—	250	—	765

Net income (loss) available to common stockholders	$7,431	$(6,377)	$11,831	$(5,435)

Earnings (loss) per share available to common stockholders:
Basic	$0.25	$(0.25)	$0.39	$(0.25)

Diluted	$0.24	$(0.25)	$0.38	$(0.25)

Weighted average common stock outstanding:
Basic	30,285	25,497	30,227	21,906

Diluted	31,522	25,497	31,457	21,906

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share amounts)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,417	$996
Accounts receivable, net	94,778	73,222
Deferred income taxes	6,367	6,367
Prepaid expenses and other current assets	13,308	10,414

Total current assets	115,870	90,999

PROPERTY AND EQUIPMENT, NET	19,997	6,894

OTHER ASSETS:
Goodwill	266,618	246,888
Other noncurrent assets	4,373	3,516

Total other assets	270,991	250,404

TOTAL ASSETS	$406,858	$348,297

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$7,500	$—
Accounts payable	43,413	37,241
Accrued expenses and other liabilities	14,676	11,375
Total current liabilities	65,589	48,616

LONG-TERM DEBT, net of current maturities	36,500	20,500
OTHER LONG-TERM LIABILITIES	21,248	8,492
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000

Total liabilities	128,337	82,608

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,480 and 30,147 shares issued and outstanding	305	301
Additional paid-in capital	263,085	262,088
Retained earnings	15,131	3,300

Total stockholders’ investment	278,521	265,689

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$406,858	$348,297

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com